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                                                                    Exhibit 99.1

                         3Com Completes Separation of
                                  Palm, Inc.

           Santa Clara, Calif., July 28, 2000-- 3Com Corporation (Nasdaq: COMS) announced today it has completed the separation of Palm, Inc. through the distribution of all of its 532 million shares of Palm, Inc. (Nasdaq:PALM). After the close of market yesterday, July 27, 3Com shareholders were issued 1.4832 shares of Palm, Inc. common stock for each share of 3Com common stock held. Cash will be issued in lieu of fractional shares. As a result of the distribution of shares of Palm, Inc. common stock, Palm is now a fully independent company.

           "Separating Palm was a major step in our strategic transformation. It sharpens our focus on high growth markets, technologies and products," said Eric Benhamou, 3Com chairman and CEO. "3Com is concentrating its resources on three distinct networking markets: consumers, commercial enterprises, and network service providers. For these customers 3Com delivers seamless, rich connectivity, anytime anywhere - leveraging its leadership in broadband connections, wireless access and IP telephony."

           Calculating Cost Basis

           On July 24, an information statement was mailed to 3Com shareholders which included information on the distribution ratio, as well as information on how to calculate the tax basis for 3Com and the Palm shares received as a dividend. Applying the calculation method outlined in that information statement and using the valuation of 3Com ex-dividend and Palm at the open of trading on July 28, shareholders may allocate 21.02% of pre-distribution tax basis to their 3Com shares and the remaining 78.98% to their Palm shares (including any fractional interest). Shareholders should consult their tax advisors regarding the application of this calculation to their particular circumstances.

           The above referenced information statement is also available at http://www.3Com.com/investor. Shareholders who have questions about the Palm, Inc. distribution may also call 3Com's Information Agent, Corporate Investor Communications, at (888) 560-9626.

           Stock Option Adjustment in Connection with the Palm Distribution

           As communicated previously, 3Com will adjust employee stock options in connection with the Palm distribution in order to preserve the intrinsic value of the options. 3Com has calculated the relationship (the "Ratio") by taking the closing price of 3Com common stock on the
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           last trading day before distribution (July 27) and dividing it by the opening price of 3Com common stock on the first trading day after distribution (July 28). Based on the closing price of COMS on July
           27, which was $64.5625, and the opening price of COMS on July 28, which was $13.375, the stock option adjustment ratio is 4.8.

           The number of new 3Com options outstanding after the Palm distribution is equal to the Ratio of 4.8 multiplied by the number of 3Com options outstanding immediately before distribution. As of July 27, 2000 immediately before the distribution, there were approximately 35.0 million employee options outstanding. Therefore, the new number of 3Com stock options outstanding is approximately
           169.1 million. Of this amount, approximately 60.0 million employee options are vested and immediately exercisable.

           The new number of 3Com shares outstanding on a fully diluted basis is equal to the basic number of shares outstanding, which is approximately 358.7 million, plus the number of stock options vested and immediately exercisable. Based on this calculation, the new number of 3Com shares outstanding on a fully diluted basis is approximately 418.7million.

           The new option strike prices for the outstanding options will also be adjusted by taking exercise strike prices before distribution and dividing them by the Ratio of 4.8. The options will continue to have the same terms and conditions set forth in the 3Com Stock Plans including vesting schedules.

           For additional information on the Palm distribution, please visit 3Com's investor relations' Web site, at www.3com.com/investor, or call our toll-free investor information line at 1-877-463-6326 (U.S.
           only) or 703-386-9710 (internationally). Investor information on Palm, Inc. can be obtained at www.palm.com, or by calling 1-877-OWN-PALM (U.S. only). For questions regarding shareholder certificates or address changes, please contact EquiServe investor relations department: 781-575-3120.